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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CENTEX CONSTRUCTION PRODUCTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTEX CONSTRUCTION PRODUCTS, INC.
 2728 N. Harwood
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 21, 2003

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Centex Construction Products, Inc., a Delaware corporation (the “Corporation”), will be held at its corporate headquarters, 2728 North Harwood, 10th Floor, Dallas, Texas on Monday, July 21, 2003 at 10:00 a.m. (C.D.T.) for the following purposes:

(1)	To elect six directors, each to hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

(2)	To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Corporation has fixed the close of business on June 2, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. The transfer books will not be closed.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, you are urged to sign, date and mail promptly the accompanying form of proxy so that your shares may be represented and voted at the meeting. Your proxy will be returned to you if you choose to attend the meeting and request such return.

By Order of the Board of Directors

JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas
June 26, 2003

PROXY STATEMENT
INTRODUCTION
RECORD DATE AND VOTING
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS
FORM 10-K

CENTEX CONSTRUCTION PRODUCTS, INC.

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held July 21, 2003

INTRODUCTION

     The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of Centex Construction Products, Inc., a Delaware corporation (the “Corporation”), for use at the annual meeting of stockholders of the Corporation to be held on July 21, 2003, and at any adjournment thereof. The mailing address of the executive offices of the Corporation is 2728 N. Harwood, Dallas, Texas 75201. The approximate date on which this proxy statement and accompanying proxy were first sent to stockholders was on or about June 30, 2003.

Purposes of the Meeting

     At the meeting, action will be taken upon the following matters:

(1)	Election of six directors, each to hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

(2)	Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Corporation (the “Board” or “Board of Directors”) does not know of any matters that may be acted upon at the meeting other than the matters set forth in item (1) above.

Recommendation of the Board of Directors

     The Board of Directors of the Corporation recommends a vote FOR the election of the six nominees for director of the Corporation named in the accompanying proxy.

RECORD DATE AND VOTING

     The record date for the determination of stockholders entitled to notice of and to vote at the meeting is the close of business on June 2, 2003. At the close of business on the record date, the issued and outstanding capital stock of the Corporation entitled to vote at the meeting consisted of 18,402,471 shares of the Corporation’s common stock, par value $.01 per share (“Common Stock”).

     The holders of Common Stock will be entitled to one vote per share upon the election of directors and each other matter that may properly be brought before the meeting or any adjournment thereof. Neither the Certificate of Incorporation nor the Bylaws of the Corporation provide for cumulative voting rights. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum. Directors will be elected by a plurality of the votes cast at the meeting in person or by proxy. Under Delaware law, abstentions and broker non-votes will not be counted as votes cast.

     Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the proxy card is signed and returned without any direction given, the shares will be voted for election of the six nominees for director named in the proxy. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting other than as is set forth in the attached

Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of stockholders come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment in such matters. Any stockholder of the Corporation has the unconditional right to revoke his, her or its proxy at any time prior to the voting thereof by submitting a later-dated proxy, by attending the meeting and voting in person or by written notice to the Corporation addressed to James H. Graass, Secretary, Centex Construction Products, Inc., 2728 N. Harwood, Dallas, Texas 75201. No such revocation shall be effective, however, unless and until received by the Corporation at or prior to the meeting.

     The cost of soliciting proxies for the meeting will be borne by the Corporation. Solicitation may be made on behalf of the board of directors by mail, personal interview, telephone or other electronic means by officers and other employees of the Corporation, who will receive no additional compensation therefore. To aid in the solicitation of proxies, the Corporation has retained the firm of Mellon Investor Services LLC, which will receive a fee of approximately $5,500, plus out-of-pocket expenses. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

     At a meeting of the Board held on June 26, 2003, the Board increased the number of directors from six to seven and appointed F. William Barnett to fill the vacancy. Since Mr. Work is retiring as of the date of the annual meeting, the Board also established the number of directors to be elected at the annual meeting at six, which shall be the entire Board of Directors. Unless contrary instructions are indicated on the accompanying proxy, it is intended that the shares represented by the proxy will be voted for the election of the six nominees for director named below or, if any such nominees should become unavailable (which is not anticipated), for such substitute nominee as the Board of Directors shall designate. Each director will hold office until the next annual election of directors or until his successor shall have been elected and qualified, subject to removal by the vote of the holders of not less than two-thirds of the then outstanding shares of Common Stock.

     The Board recommends that stockholders vote FOR the election of such nominees.

     The six persons named below are the Board’s nominees for election as directors at the meeting. All of the persons named below are currently directors of the Corporation. Mr. Work will not be standing for re-election as he will be retiring from the Board as of July 21, 2003. The biographical information appearing below regarding the nominees for director has been furnished to the Corporation by the respective nominees.

     Robert L. Clarke, 60, has been a member of the Board since 1994, and serves as Chairman of the Audit Committee of the Board and also on the Compensation and Stock Option Committee and Nominating Committee of the Board. He has been a partner in the law firm of Bracewell & Patterson, L.L.P. from 1971 to December 1985 and since March 1992. From December 1985 to February 1992, he was Comptroller of the Currency of the United States. Mr. Clarke is also a director of First Investors Financial Services, Inc.

     F. William Barnett, 56, has been with McKinsey & Company, Inc., a management consulting firm, for 23 years. He is currently a Director in their Dallas Office and will be retiring from the firm at the end of June 2003. Mr. Barnett is a member of the Board of Directors of the International Rescue Committee in New York and the Dallas Citizen’s Council. He is also a member of the Council on Foreign Relations. Mr. Barnett was with the U.S. Department of State from 1977 to 1981 and from 1973 to 1976 in the Office of the Secretary of Defense. Mr. Barnett has a B.S. in Engineering from the United States Military Academy and an M.B.A. from Harvard Business School.

     Timothy R. Eller, 54, has been a member of the Board since May 10, 2001. He was elected President and Chief Operating Officer of Centex Corporation in April 2002 and has been a director of the Corporation since July 18, 2002. Mr. Eller joined Centex Homes’ Illinois operations in 1973 and was named Project Manager for the Illinois division in 1975. He became Vice President of the Minnesota division in 1977 and the division’s President in 1981. He was named an Executive Vice President of Centex Real Estate Corporation in 1985 and elected President and Chief Operating Officer of Centex Corporation in January 1990. In July 1991, he was named President and Chief Executive Officer of Centex Homes and held the position as Chairman of Centex Homes in April 1998 through April 2003. In August 1998, Mr. Eller was named Executive Vice President of Centex Corporation. Mr. Eller is the Chairman of the High Production Home Builders Council of the National Association of Home Builders and is a life trustee of the National Housing Endowment. He is Chairman of the Policy Advisory Board for Harvard University’s Joint Center for Housing Studies, and serves on the Advisory Board of JP Morgan Chase Dallas Region and the Board of Trustees of the Nature Conservancy of Texas. Mr. Eller has a B.S. in construction management from the University of Nebraska.

     Laurence E. Hirsch, 57, has been a member of the Board since 1985, and serves on the Executive Committee of the Board. Mr. Hirsch also became Chief Executive Officer of the Corporation on April 1, 2003. He has served as Chairman of the Board of Directors of the Corporation from January 1994 through December 1997 and from July 1999 to the present. Mr. Hirsch has served as a director of Centex Corporation since 1985, as Chief Executive Officer of Centex Corporation since July 1988 and as Chairman of the Board of Centex Corporation since July 1991. He served as President of Centex Corporation from March 1985 until July 1991. Mr. Hirsch also serves as a director of Belo Corp. and Luminex Corporation, and as an advisory director of Heidelberger Zement AG.

     Michael R. Nicolais, 45, has been a member of the Board since May 2001, and serves on the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee of the Board. In August 2002, Mr. Nicolais became a Managing Director of Stephens, Inc., an investment banking firm. He was a partner in the private investment firm of Olivhan Investments, L.P. from March 2001 to August 2002. From August 1986 to December 2000, he was employed by Donaldson, Lufkin & Jenrette Securities Corporation’s Investment Banking Division, most recently in the position of Managing Director and Co-head of the firm’s Dallas office.

     David W. Quinn, 61, has been a member of the Board since 1994, and serves on the Executive Committee of the Board. He has served as a director of Centex Corporation since 1989, as Vice Chairman of the Board of Centex Corporation from May 1996 until March 2002, as Executive Vice President of Centex Corporation from February 1987 until May 1996 and as Chief Financial Officer of Centex Corporation from February 1987 until June 1997 and from October 1997 through May 2000. Mr. Quinn is also a director of ElkCorp.

Board Meetings, Fees, Committees and Attendance Records

     During the Corporation’s fiscal year ended March 31, 2003, the Board of Directors held four regularly scheduled meetings. During such fiscal year, each director attended at least 75 percent of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which such director served.

     Board members who are not employees of the Corporation, Centex Corporation or any of their respective subsidiaries (“Independent Directors”) received an annual retainer of $32,000 and options to purchase 3,000 shares of common stock during fiscal year 2003. In addition, the Corporation reimburses the directors for reasonable expenses incurred in attending Board and Board committee meetings. The three standing committees of the Board of Directors are the Audit Committee, the Compensation and Stock Option Committee and the Nominating Committee.

     Audit Committee

     The Board of Directors has an Audit Committee, composed of three Independent Directors. The Audit Committee is comprised of Mr. Clarke (Chairman), Mr. Nicolais and Mr. Work. Each member of the Audit Committee is an independent director as defined by applicable New York Stock Exchange listing standards. During the last fiscal year, the Audit Committee held four meetings.

     The following are the key responsibilities of the Audit Committee:

•	recommending the appointment of independent auditors to the Board;

•	reviewing the scope of the independent auditors’ examination and the scope of the activities of the internal audit function;

•	reviewing the Corporation’s basic systems of internal controls regarding auditing, accounting and legal compliance;

•	reviewing the Corporation’s audited financial statements and interim financial statements;

•	preparing a report for inclusion in the Corporation’s proxy statement regarding review of audited financial statements for the last fiscal year, which includes a statement on whether it recommended that the Board include those financial statements in the Annual Report on Form 10-K (the Audit Committee’s report for fiscal year 2002 is reproduced below);

•	reviewing the duties and compensation of the independent auditors and the effect of any such compensation on the auditors’ independence, including a review of management consulting services provided by the independent auditors; and

•	reviewing and assessing the adequacy of the Audit Committee’s Charter and recommending revisions to the Board.

     The Audit Committee meets separately with the independent auditors and with members of the internal audit staff of Centex Corporation (who provide internal audit services pursuant to the terms of a services agreement between the Corporation and a wholly-owned subsidiary of Centex Corporation) outside the presence of the Corporation’s management or other employees to discuss matters of concern, to receive recommendations or suggestions for change and to exchange relevant views and information. The Audit Committee and the Board of Directors are ultimately responsible for the selection, evaluation and replacement of the independent auditors.

Report of Audit Committee

To the Board of Directors of Centex Construction Products, Inc.:

     We have reviewed and discussed with management Centex Construction Products, Inc.’s audited financial statements as of and for the year ended March 31, 2003.

     We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. We have also considered whether the auditors’ provision of non-audit services to Centex Construction Products, Inc. and its affiliates is compatible with the auditors’ independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Centex Construction Products, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2003.

Audit Committee of the Centex Construction Products, Inc. Board of Directors

Robert L. Clarke, Chairman
Michael R. Nicolais
Harold K. Work
May 8, 2003

     Compensation and Stock Option Committee

     The Board has a Compensation and Stock Option Committee composed solely of independent directors who qualify as “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended. The Compensation and Stock Option Committee consists of Mr. Work (Chairman), Mr. Clarke and Mr. Nicolais. This committee recommends to the Board the base salaries and incentive bonuses of the executive officers of the Corporation and administers the Centex Construction Products, Inc. Amended and Restated Stock Option Plan (the “Stock Option Plan”) and the Centex Construction Products, Inc. 2000 Stock Option Plan. The Compensation and Stock Option Committee is authorized to grant options to acquire Common Stock and to grant awards of restricted stock under both plans. During fiscal year 2003, the Compensation and Stock Option Committee held one meeting.

     Nominating Committee

     The Board has a Nominating Committee composed solely of Independent Directors. The Nominating Committee consists of Mr. Clarke, Mr. Nicolais and Mr. Work. The Committee provides advice and recommendations to the Board regarding, and oversight of, the Corporation’s selection of directors.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

     The following table sets forth information as of June 2, 2003 with respect to the beneficial ownership of shares of Common Stock by each director (and each nominee for election to the Board of Directors) and executive officer named in the Summary Compensation Table under “Executive Compensation,” individually itemized, and by all directors and executive officers of the Corporation as a group (11 persons). Except as otherwise indicated, all shares are owned directly, and the owner has the sole voting and investment power with respect thereto.

	Common Stock (1)

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

F. William Barnett	—	*
Robert L. Clarke	16,029	*
Timothy R. Eller	—	*
Gerald J. Essl	—	*
Laurence E. Hirsch	10,000	*
H. David House	80,918	*
Michael R. Nicolais (2)	1,676	*
David W. Quinn	2,000	*
Steven R. Rowley	82,083	*
Harold K. Work **	13,029	*
Arthur R. Zunker, Jr.	70,924	*

All directors and executive officers of the Corporation as a group (11 persons)	276,659	1.50%

*	Less than 1%

**	Will be retiring as a director on July 21, 2003

(1)	Shares covered by stock options that are outstanding under the Stock Option Plan which are exercisable on June 2, 2003 or within 60 days thereafter are included as “beneficially owned” pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Amounts include the following shares that may be acquired upon exercise of such stock options: Mr. Clarke — 13,029 shares; Mr. House — 80,918 shares; Mr. Rowley — 80,918 shares; Mr. Work — 13,029 shares; Mr. Zunker — 65,612 shares; and all directors and executive officers of the Corporation as a group (11 persons) — 154,670 shares. In addition, this table includes shares of Common Stock that are held for the account of participants as of June 2, 2003, pursuant to the Common Stock Fund of the Profit Sharing and Retirement Plan of Centex Construction Products, Inc., a defined contribution plan (the “Profit Sharing Plan”), as follows: Mr. Rowley — 1,165 shares; Mr. Zunker — 5,302 shares; and all directors, nominees and executive officers of the Corporation as a group (11 persons) — 6,467 shares. Amounts shown for Messrs. Eller, Hirsch and Quinn do not include 11,962,304 shares of Common Stock owned by Centex Corporation, which shares each of Messrs. Eller, Hirsch and Quinn may be deemed to beneficially own indirectly because of their positions as directors and/or executive officers of Centex Corporation.

(2)	Includes 400 shares owned by Mr. Nicolais’ wife.

Certain Beneficial Owners

     The following table sets forth information as of June 2, 2002 with respect to the holders of shares of Common Stock who are known to the Corporation to be beneficial owners of more than five percent of such shares outstanding.

	Common Stock

	Number of Shares	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of Class

Centex Corporation	11,962,304	65.08%
2728 N. Harwood
Dallas, Texas 75201

Artisan Partners Limited Partnership	1,429,983	7.8%
Artisan Investment Corporation
Andrew A. Ziegler
Carlene Murphy Ziegler (1)
1000 North Water Street, #1770
Milwaukee, Wisconsin 53202

FMR Corp (2)	1,242,254	6.76%
82 Devonshire street
Boston, MA 02109

(1)	Based solely upon information contained in the Schedule 13G of Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corporation”), Andrew A. Ziegler and Carlene Murphy Ziegler filed with the SEC on January 31, 2003 with respect to shares of Common Stock owned as of December 31, 2002 (the “Artisan 13G”), but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the Artisan 13G, such number represents shares acquired on behalf of discretionary clients of Artisan Partners, an investment adviser registered under the Investment Advisers Act of 1940, none of whom has an economic interest in more than five percent of the outstanding shares of Common Stock. According to the Artisan 13G, Artisan Partners, Artisan Corporation, in its capacity as corporate general partner of Artisan Partners, and Andrew A. Ziegler and Carlene Murphy Ziegler, in their capacity as principal stockholders of Artisan Corporation, had shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of such shares.

(2)	Based solely on information contained in the Schedule 13G of FMR Corp. filed with the Commission on February 14, 2003 with respect to shares of Common Stock owned as of December 31, 2002 (the “FMR 13G”), but calculating the percentage shown by dividing the number of such shares by the total number of shares of Common Stock issued and outstanding on the record date. According to the FMR 13G, FMR Corp. had sole dispositive power over such shares.

EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation.

Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Awards

				Securities	All Other
Name and	Fiscal			Underlying	Compensation
Principal Position	Year	Salary ($)	Bonus ($) (1)	Options/SARs (#)	($) (2)

Richard D. Jones, Jr.,	2003	$428,500	$457,944	—	$42,276
President and	2002	415,000	370,243	—	39,576
Chief Executive Officer (3)	2001	350,000	530,693	60,000	32,498

Steven R. Rowley,	2003	$245,557	$388,328	—	$21,809
Executive Vice President -	2002	190,000	401,047	—	17,758
Chief Operating Officer (4)	2001	154,900	414,194	28,000	15,019

H. David House,	2003	$231,750	$228,061	—	$22,710
Executive Vice President -	2002	225,000	139,085	—	21,028
Gypsum and Paperboard	2001	176,800	217,720	28,000	17,230

Arthur R. Zunker, Jr.,	2003	$195,700	$223,387	—	$19,387
Senior Vice President -	2002	190,000	180,606	—	18,275
Finance and Treasurer	2001	165,900	271,244	28,000	16,426

Gerald J. Essl	2003	$176,763	$274,300	—	$540,510 (6)
Executive Vice President -	2002	—	—	—	—
Cement/Concrete and Aggregates (5)	2001	—	—	—	—

(1)	Cash bonuses for services rendered in fiscal years 2003, 2002 and 2001 have been listed in the year earned but were paid in the following fiscal year.

(2)	Except for Mr. Essl, the compensation reported represents the Corporation’s contributions to, and forfeitures allocated to, the account of the recipient under the Profit Sharing Plan and contributions to the account of the recipient pursuant to the Centex Construction Products, Inc. Amended and Restated Supplemental

Executive Retirement Plan (the “SERP”), an unfunded, non-qualified plan for certain executives of the Corporation. See “Report of Compensation and Stock Option Committee on Executive Compensation.” All of such amounts are fully vested in the recipient unless otherwise noted. The compensation for the named executive officers for fiscal years 2003, 2002 and 2001, respectively, includes contributions accrued pursuant to the Profit Sharing Plan in the following amounts: Mr. Jones — $19,763, $16,792 and $16,779; Mr. House — $19,704, $16,733 and $16,720; Mr. Rowley - $19,753, $16,782 and $15,019; and Mr. Zunker — $19,387, $16,978 and $16,426. The compensation for the named executive officers also includes contributions accrued pursuant to the SERP in the following amounts: Mr. Jones — $22,513, $22,604 and $15,719 for fiscal years 2003, 2002 and 2001, respectively; Mr. House — $3,006, $4,295 and $510 for fiscal years 2003, 2002 and 2001, respectively; Mr. Rowley — $2,056 for fiscal year 2003.

(3)	Mr. Jones retired as of March 31, 2003 from all of his positions as an officer and a director of the Corporation and its subsidiaries.

(4)	Mr. Rowley was promoted to Chief Operating Officer on October 28, 2002.

(5)	Mr. Essl became Executive Vice President — Cement/Concrete and Aggregates on January 2, 2003. Prior to January 2, 2003, Mr. Essl was not an executive officer of the Corporation. Mr. Essl had been President of Texas Lehigh Cement Company, L.P., a 50% owned subsidiary of the Corporation (“Texas Lehigh”) from 1986 through 2002. Salary and bonus represent compensation paid by Texas Lehigh with respect to services rendered from April 1, 2002 to December 31, 2002 and by the Corporation with respect to services rendered from January 2, 2003 through March 31, 2003. Mr. Essl’s current annual salary is $207,000.

(6)	Represents $521,054 paid to Mr. Essl under Texas Lehigh’s long-term incentive compensation plan and $19,456 in contributions to Mr. Essl's account under Texas Lehigh’s non-qualified retirement plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values (1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs		Options/SARs
			at Fiscal Year-End (#)		at Fiscal Year-End ($)(2)

	Shares	Value
	Acquired on	Realized
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard D. Jones, Jr.	33,300	473,555	127,000	—	359,220	—
H. David House	—	—	80,918	3,082	363,429	41,607
Steven R. Rowley	15,000	452,270	80,918	3,082	363,429	41,607
Arthur R. Zunker, Jr.	15,000	325,869	65,612	3,082	158,798	41,607

(1)	Amounts set forth in the table reflect the number and value of shares and options only. The Corporation has issued no SARs.

(2)	Represents the difference between the closing price of the Common Stock on March 31, 2003 of $36 per share and the exercise price of such options.

Compensation and Stock Option Committee Interlocks and Insider Participation in Compensation Decisions

     None of the Corporation’s directors, officers or employees has any relationship requiring disclosure under Item 402(j) of Regulation S-K.

Report of Compensation and Stock Option Committee on Executive Compensation

     The Compensation and Stock Option Committee of the Board (the “Committee”) reviews and approves the salaries and bonuses of the executive officers of the Corporation. The Committee also administers the Corporation’s stock option plans and is authorized under such plans to grant options to Independent Directors, officers and other key employees of the Corporation and its subsidiaries. The Committee is comprised of three Independent Directors. This report describes the policies and principles that shape the structure of the Corporation’s executive compensation program.

     The Corporation’s executive compensation program is structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, energetic and talented executives;

•	to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures that have a direct effect on stockholder values; and

•	to create substantial long-term compensation opportunities for individual executive officers based not only on long-term corporate performance but also on sustained long-term individual performance.

     To achieve its compensation objectives, the Corporation has structured an executive compensation program using a combination of short-term and long-term elements: (i) annual salary, (ii) annual bonus and (iii) long-term incentive compensation in the form of stock options. In addition, the executive officers of the Corporation are eligible to receive other benefits, such as medical benefits and Profit Sharing Plan contributions, that are generally available to employees of the Corporation and contributions under the Corporation’s SERP that are accrued for the named executive officers and certain other officers of the Corporation and its subsidiaries.

     In structuring the specific components of executive compensation, the Corporation is guided by the following principles:

•	annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and types of companies that engage in one or more of the businesses in which the Corporation engages;

•	bonus payments should vary with the individual’s performance and the Corporation’s financial performance; and

•	a significant portion of compensation should be in the form of long-term incentive compensation that aligns the interests of executives with those of the stockholders and creates rewards for long-term sustained corporate performance and the achievement of the Corporation’s strategic objectives.

     Base Salary

     The Committee is responsible for reviewing and approving the base salary levels for the named executive officers. In general, the base salary for the named executive officers is below the median for similar positions in companies that engage in one or more of the principal businesses of the Corporation. This determination is based on a comparative compensation study of companies that engage in one or more of the principal businesses of the Corporation: manufacture and sale of cement, gypsum wallboard, recycled paperboard and readymix concrete and aggregates. These companies include all of the companies included in the peer group reflected on the performance graph below.

     Annual Incentive Bonus

     The Committee is also responsible for reviewing and approving for the annual incentive bonuses awarded to the named executive officers at the end of each fiscal year. The annual incentive bonus program for the executive officers has been structured to create financial incentives and rewards that are directly related to corporate performance during the fiscal year. Under the Corporation’s annual incentive bonus program, a percentage of potential earnings in each fiscal year is designated as a pool for bonuses with each participating employee being assigned a percentage of such pool. At the end of the fiscal year, the pool is divided, and bonuses are paid among the employees participating in the program in accordance with such percentages, subject to reduction based on the employees’ individual performance. The amount of the bonus paid to an employee is based on the earnings of the division in which such employee is employed, the percentage of the pool designated for such employee and an objective assessment of such employee’s achievement of his or her established performance goals.

     Long-term Compensation

     To increase the proportion of management compensation that is tied to the Corporation’s performance, the Corporation’s stock option programs have been structured to link the vesting of option grants to the achievement by the Corporation of certain specific performance targets during the ten years following the dates on which such options are granted. Under the terms of options granted since fiscal year 1998, the number of shares that vest or which become exercisable by the optionee depends upon the achievement of specific financial goals by the Corporation and, for a portion of such options, the passage of time after the achievement of such goals. These financial goals are tied to the Corporation’s operating earnings and return on average net assets and are structured to reward the optionee for superior long-term operating performance of the Corporation. Failure to meet the specified goals results in those shares not vesting until the end of the ten-year term. The Committee believes that these programs properly align the interests of the Corporation’s directors, officers and managers with the interests of the stockholders by linking a majority of their long-term compensation with goals that have a direct and positive effect on stockholder value. Except for certain options granted in fiscal 1995 in connection with the Corporation’s initial public offering, all of the options granted by the Corporation to its directors, officers and key employees have been granted under performance programs.

     In fiscal year 1995, the Board approved the SERP for certain employees participating in the Profit Sharing Plan. Pursuant to the Internal Revenue Code, the Internal Revenue Service sets a limit (currently $200,000) on the amount of annual compensation that may be considered in determining, for the account of an eligible participant, the Corporation’s contribution to the Profit Sharing Plan. The SERP was established to eliminate the adverse treatment that higher-salaried employees receive under such rule by funding balances for each participant in an amount equal to the additional contribution that he or she would have received under the Profit Sharing Plan had 100% of his or her annual salary been eligible for a profit sharing contribution. Contributions accrued under the SERP for the benefit of the named executive officers vest under the same terms and conditions as the Profit Sharing Plan. Bonuses paid to participants are not included in making calculations for contributions made or accrued to recipients’ accounts under either the Profit Sharing Plan or the SERP.

     CEO Compensation

     The Chief Executive Officer of the Corporation participates in the same compensation programs as the other executive officers, and each component of his compensation is approved by the Committee according to the same criteria. The base salary and annual incentive bonus of the Chief Executive Officer for fiscal year 2003 were consistent with the Committee’s compensation range guidelines and objectives for all officers. The annual incentive bonus for the Chief Executive Officer was determined in accordance with the existing annual bonus program. The annual incentive bonus program for the Chief Executive Officer establishes a bonus pool based on a percentage of the Corporation’s earnings. The Chief Executive Officer’s annual incentive bonus is based upon a predetermined percentage of this bonus pool.

Compensation and Stock Option Committee

Harold K. Work, Chairman
Robert L. Clarke
Michael R. Nicolais

Performance Graph

     The following graph compares the yearly change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended March 31, 2003 with the S&P 500 Index and a peer group of companies comprised of Caraustar Industries, Inc., Lafarge Corporation and USG Corporation. Caraustar Industries, Inc.’s principal manufacturing activity is the production of uncoated and clay-coated recycled paperboard. Lafarge is engaged primarily in the production and distribution of construction materials, including cement, ready-mix concrete, gypsum wallboard, aggregates, cementitious materials and concrete products. USG Corporation is engaged in the production and distribution of building materials, primarily gypsum wallboard and related products. These companies are included in the peer group because they each engage in one or more activities that are comparable to one or more of the Corporation’s business segments. The comparison assumes $100 was invested on March 31, 1998 in each of the Common Stock, the S&P 500 Index and the peer group and assumes reinvestment of dividends. The returns of the companies comprising the peer groups are weighted by their respective market capitalizations at the beginning of each period.

	1998	1999	2000	2001	2002	2003

Centex Construction Products	$100	$96	$73	$79	$112	$102
S & P 500 Index	$100	$118	$140	$109	$110	$83
Peer Group	$100	$83	$68	$52	$63	$43

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file with the SEC.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 2003 or written representations from certain reporting persons, the Corporation believes that its directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities, have complied with all filing requirements required by Section 16(a) for fiscal 2003 applicable to such persons.

CERTAIN TRANSACTIONS

     Centex Service Company (“CSC”), a subsidiary of Centex Corporation, provides the Corporation with employee benefits administration, legal, public/investor relations and certain other services. These services are provided by CSC pursuant to an Administrative Services Agreement which will expire on March 31, 2004, unless earlier terminated at the option of the Corporation. For fiscal year 2003, the payment by the Corporation to CSC for services rendered under this agreement was $220,000. Messrs. Hirsch and Eller, who are directors of the Corporation, are directors and executive officers of CSC. The Corporation also subleases office space at its corporate headquarters from CSC. The lease payments, which totaled $304,000 in fiscal year 2003, represent the Corporation’s pro rata share of the master lease payments based on the amount of space subleased by the Corporation.

     Certain of the Corporation’s subsidiaries in the readymix concrete and wallboard businesses, from time to time, sell their respective products directly to a subsidiary of Centex Corporation. Although the Corporation does not track the volume of such sales to subsidiaries of Centex Corporation, the Corporation believes that such sales account for less than five percent of its total sales volume.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     On March 23, 2002 the Audit Committee approved the engagement of Ernst & Young LLP (“Ernst & Young”) as the Corporation’s independent auditors for the fiscal year ending March 31, 2002, to replace Arthur Andersen LLP (“Arthur Andersen”), who were dismissed as auditors effective as of that date. This action followed the Audit Committee’s decision to seek proposals from independent accountants to audit the Corporation’s financial statements. Ernst & Young audited the Corporation’s financial statements for the fiscal year ended March 31, 2003.

     Arthur Andersen’s audit reports on the Corporation’s financial statements as of and for fiscal years ended March 31, 2000 and 2001, respectively, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the Corporation’s fiscal years ended March 31, 2000 and 2001, respectively, and the subsequent interim period through March 23, 2002:

(1)	there were no disagreements between the Corporation and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports;

(2)	none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred; and

(3)	the Corporation did not consult with Ernst & Young regarding any of the matters or events described in item 304(a)(2)(i) and (ii) of Regulation S-K.

     Arthur Andersen provided a letter, which the Corporation has filed with the SEC, agreeing with the foregoing statements.

     The Audit Committee has adopted policies and procedures for pre-approving all audit and permissible non-audit services performed by Ernst & Young. Under these policies, the Audit Committee pre-approves the use of audit and specific permissible audit-related and non-audit services up to certain dollar limits. Other audit and permissible non-audit services that exceed a $50,000 threshold must be pre-approved separately by the Audit Committee, or, for such services that do not exceed $50,000, by a member of the Audit Committee. Any such member must report the pre-approval at the next Audit Committee Meeting. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of Ernst & Young.

     The following table sets forth the various fees for services provided to the Corporation by Ernst & Young in fiscal year 2003 and 2002:

Fiscal Year	Audit Fees (1)	Audit Related Fees (2)	Tax Fees	All Other Fees (3)	Total

2003	$168,152	$60,800	—	$20,000	$248,000
2002	$155,000	$57,000	—	—	$212,000

(1)	Includes fees for the annual audit and quarterly reviews, accounting and financial reporting consultations regarding generally accepted accounting principles.

(2)	Includes fees for benefit plan audits.

(3)	Consists of fees for the audit of a subsidiary’s compliance with certain pricing provisions of a supply agreement.

     Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

STOCKHOLDER PROPOSALS

     Next year’s annual meeting of stockholders is scheduled to be held on July 22, 2004. In order to be considered for inclusion in the Corporation’s proxy material for that meeting, stockholder proposals must be received at the Corporation’s executive offices, addressed to the attention of the Secretary, not later than February 27, 2004.

     For any proposal that is not submitted for inclusion in the Corporation’s proxy material for the 2004 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Securities Exchange Act of 1934 permits the Corporation’s management to exercise discretionary voting authority under proxies it solicits unless the Corporation is notified about the proposal on or before April 23, 2004, and the stockholder satisfies the other requirements of Rule 14a-4(c). The Corporation’s Bylaws provide that, to be considered at the 2004 annual meeting, a stockholder proposal must be submitted in writing and received by the Secretary at the executive offices of the Corporation during the period beginning on January 23, 2004 and ending April 23, 2004, and must contain the information specified by and otherwise comply with the Corporation’s Bylaws. Any stockholder wishing to receive a copy of the Corporation’s Bylaws should direct a written request to the Secretary at the Corporation’s principal executive offices.

FORM 10-K

     Stockholders entitled to vote at the meeting may obtain a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003, including the financial statements required to be filed with the SEC, without charge, upon written or verbal request to Centex Construction Products, Inc., Attention: James H. Graass, Secretary, 2728 N. Harwood, Dallas, Texas 75201, (214) 981-5000.

By Order of the Board of Directors

JAMES H. GRAASS Executive Vice President, General Counsel and Secretary

Dallas, Texas
June 26, 2003

CENTEX CONSTRUCTION PRODUCTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Annual Meeting of Stockholders — July 21, 2003

The undersigned hereby appoints Laurence E. Hirsch and Steven R. Rowley (acting unanimously or, if only one be present, by that one alone), and each of them, proxies, with full power of substitution to each, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Centex Construction Products, Inc. to be held July 21, 2003, or any adjournment thereof, all shares of Common Stock of Centex Construction Products, Inc. registered in the name of the undersigned at the close of business on June 2, 2003.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR ITEM 1. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 2.

By execution of this proxy, you hereby acknowledge receipt herewith of the Notice of Annual Meeting and
Proxy Statement for the July 21, 2003 Annual Meeting.

READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

o FOLD AND DETACH HERE o

Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the election of all of the nominees in Item 1.

1.	Election of Directors listed below	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below	2.	In their discretion, on such other business as may properly be brought before the meeting or any adjournment thereof.

		☐	☐	UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEM 1 and, at the discretion of the named proxies, upon such other business as may properly be brought before the meeting or any adjournment thereof. By executing this proxy, the undersigned hereby revokes prior proxies relating to the meeting.
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

	01 F. William Barnett, 02 Robert L. Clarke, 03 Timothy R. Eller, 04 Laurence E. Hirsch, 05 Michael R. Nicolais, and 06 David W. Quinn

	THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.
				Dated:		, 2003

					Signature

					Signature

				NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

o FOLD AND DETACH HERE o